UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          WASATCH PHARMACEUTICAL, INC.
             (Exact name of registrant as specifies in its charter)


               Utah                                   84-0854009
(State of incorporation or organization)          (I.R.S. Employer
                                                   Identification No.)

714 East 7200 South, Midvale, Utah                         84047
(Address of Principal Executive Offices)                (Zip Code)


Securities to be registered under Section 12(b) of the Act:

                                                  Name of Each Exchange on which
       Title of Each Class                             Each Class is to be
        to be so Registered                                Registered

              None                                            n/a

Securities to be registered under Section 12(g) of the Act:

                          Common Stock $0.001 par value
                                (Title of Class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant's Securities to be Registered.

     The capital stock hereby registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 are common shares of the Company having a par value of $0.001 per share (the "Shares"). The Company's charter authorizes the issuance of up to 50,000,000 Shares.

     Holders of the Shares are entitled to receive dividends when and as declared by the Board of Director out of funds legally available therefor. Any such dividends may be paid in cash, property or shares of the Company's common stock. The Company has not paid any dividends since its formation and it is not likely that any cash dividend on the outstanding stock will be declared at any time in the foreseeable future. It is the present policy of the Board of Directors of the Company to retain any earnings for use in the business of the Company. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, the operation and financial condition of the Company and its capital requirements and general business conditions. Therefore, there can be no assurance that any dividends on the Company's outstanding stock will be paid in the future.

     The Shares are not subject to any terms of conversion, sinking fund provisions or redemption provisions. Each Share holder shall have one vote in respect to each Share held by such holder on each matter voted upon by the shareholders. No shareholder shall be entitled to cumulate his vote for the election of directors or for any other reason. One-half of the total voting power of the outstanding Shares constitute a quorum at a meeting of the shareholders. If a quorum is present, the affirmative vote of the majority of the voting power represented by Shares at the meeting constitute action by the shareholders.

     The Board of Directors has not made any separate classification of the Shares. After payment of all liabilities, the holders of Shares shall be entitled to receive all the the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution of shareholders, ratably in proportion to the number of Shares held by each.

     The Shares have no preemption rights and are not subject to further call or assessment by the Company. The Shares are not subject to liabilities of the Company imposed upon shareholders by state statute. Other than as imposed by federal and state securities laws, there are no restriction on alienability of the Shares and there are no provisions discrimination against any existing or prospective holder of Shares as a result of such holder owning a substantial amount of Shares.

Item 2.   Exhibits

          None Required.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchanges Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undesigned, thereto duly authorized.

(Registrant)        WASATCH PHARMACEUTICAL, INC.

Date:               July 29, 1997

By:                 /s/ David K. Giles
                    ----------------------
                    David K. Giles, Secretary